LETTER OF INTENT

Dated: February 1, 2016

Subject to the execution of a definitive Asset Purchase Agreement (“Agreement”) as hereinafter provided, this nonbinding Letter of Intent outlines the general terms for the acquisition proposal of 3AM TECHNOLOGIES INC. or an legal entity of which he is the majority owner (hereinafter known as the “Purchaser” or “Purchasing Entity”), to purchase certain assets and assume certain liabilities of 3AM ENTERPRISES INC. (hereinafter known as the “Seller”).   The Purchaser proposes the following:

I.

ASSETS TO BE PURCHASED / LIABILITIES TO BE ASSSUMED: Purchaser or a company created for this purpose will acquire all tangible and intangible assets of the Seller as of the date of Closing including cash & equivalents, accounts receivable, inventory, fixed assets, etc. associated with 3AM ENTERPRISES INC. and its online and physical retail business. Assets to be purchased are to be free and clear of all liabilities, claims, liens and security agreements, with the exception of trade payables and accrued expenses, which will be assumed as part of the purchase by the Purchaser.  Assets to be acquired include but are not limited to:

a.

Fixed & Current Assets including all normal course of business tangible assets including, accounts receivable, inventory, office equipment and furniture, point of sale equipment, software, Seller's trademarks, trade names, permits, licenses, all files, records, intellectual property, the names 3AM and 3AM Enterprises and any other websites associated with the business and all variations thereof, social media accounts, all displays and fixtures, trade agreements, vendor agreements, all phone and fax numbers, e-mail addresses, domain names, and other assets and information deemed necessary by the Purchaser;

b.

All of the Seller's customer lists and other confidential information relating to the customers and business of the Seller;

c.

Seller's rights under such contracts pertaining to its business, including such matters as purchase orders, sales contracts, equipment leases, licenses, as Purchaser may determine to acquire; and

d.

Other items to be set forth in the definitive Asset Purchase Agreement;

e.

Excluded Assets: None.

II.

NET WORKING CAPITAL: As part of the working capital needs, the Seller will convey all inventory (“Base Amount”) in Net Assets as part of the Purchase Consideration (as defined below). The Net Asset value will be defined as cash & cash equivalents plus accounts receivable, plus inventory plus prepaid expenses less accounts payable less accrued expenses. To the extent that the Net Assets at closing are either 10% more or 10% less than the Base Amount, the purchase price will reduced or increased dollar-for-dollar over or below the Base Amount (for example, if the Net Assets conveyed at closing are $5,000, the Purchase Consideration would be increased by $5,000.

III.

MAIN PURCHASE CONSIDERATION: The total purchase price for the Seller’s assets shall be $25,000. The allocation of the purchase price will be negotiated by the parties.  The percentage of the purchase price to paid in cash and the percentage to paid in equity will be negotiated by the parties.

IV.

ADDITIONAL TERMS AND CONDITIONS: Any terms and conditions that raise the value above the main purchase consideration of $25,000 shall be mutually negotiated and described in the terms of the definitive Asset Purchase Agreement.

V.

CONTROL OF PURCHASER. If Seller will be receiving an equity interest in Purchaser, both Purchaser and Seller agree that all decisions set forth in the controlling document of the Purchasing Entity will be made by unanimous agreement of Seller and Purchaser, unless otherwise agreed and set forth in the controlling document.  At such time that Seller has a 10 (%) or less interest in Purchasing Entity, Purchaser shall have the right to unilaterally make all decisions relating to Purchasing Entity.

VI.

CONTINGENCIES: This offer is expressly contingent upon the following:

a.

The Purchaser and its advisors conducting a due diligence examination of the business and assets of the Seller within ninety (90) days of signing of this Letter of Intent. If the Purchaser, in its sole discretion, is not satisfied with the findings of the due diligence examination the Letter of Intent may be withdrawn by Purchaser and any agreements between the parties, with the exception of Paragraphs IX (Expenses of the Parties) and XI (Confidentiality of Information), shall be null and void.

b.

Verification to the satisfaction of the Purchaser that existing contracts, leases and licenses, if any, are assignable, assumable, transferable, or renegotiable on satisfactory terms.

c.

The execution and delivery of a formal Asset Purchase Agreement based upon the framework described in this Letter of Intent. It shall contain comprehensive representations, warranties, indemnifications and other terms appropriate to the transaction.

d.

Obtaining of financing acceptable to Purchaser within 12 months of acceptance of this Letter of Intent.

VII.

COVENANT NOT TO COMPETE: Seller will be bound by a Covenant Not to Compete which will be included in the Asset Purchase Agreement and in any employment or consulting agreement, for a period of five (5) years following the later of the closing of the transaction or the termination of any employment or consulting agreement.

VIII.

OPERATIONS PENDING CLOSING: Until the Closing, the Seller shall continue to operate the business in a reasonable manner consistent with past practices and shall not engage in any transaction outside of the ordinary course of business. All equipment used by the Seller shall be conveyed in good operating condition at time of closing

IX.

CLOSING: During due diligence, the Purchaser will authorize the preparation of the definitive Asset Purchase Agreement and any related agreements. The parties shall use their best efforts to have completed the agreements as promptly as possible, but in no event later than twelve (12) months of signing of this Letter of Intent. The Closing shall take place on or before February 1, 2017.

X.

EXPENSES OF THE PARTIES: Each party will be responsible for and pay its own legal and accounting fees and other costs in connection with this transaction.

XI.

GOOD FAITH NEGOTIATIONS: For a period of one hundred and twenty (120) days following the execution of this Letter of Intent, or until the Purchaser waives this provision in writing, whichever is sooner, the Seller shall not negotiate with or provide any information to any other parties for the purchase and sale of the Company or any assets of the Company.

XII.

CONFIDENTIALITY OF INFORMATION: The Purchaser will have reasonable access to the books, records, and assets of the Seller. Such access will be used only to evaluate the purchase. All such information will be treated in a strictly confidential manner and will not be disclosed to any third party except the Purchaser's professional advisors and potential lenders except by written consent of the Seller. In the event the sale is not completed, Purchaser shall promptly return to Seller all information received by the Purchaser.

This letter is non-binding with the exception of Paragraphs IX (Expenses of the Parties), X (Good Faith Negotiations) and XI (Confidentiality of Information), which are binding and governed by the laws of the Province of Ontario.

If you agree to these terms, please promptly sign the original of this letter where indicated below and return it by March 30, 2016, after which time it shall be null and void.

PRESENTED BY:

Simon Gee, President, 3AM Technologies, Inc. Date: February 1, 2016

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AGREED AND ACCEPTED BY:

______________________________ Date:______________________

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